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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: DAVID H. KEYTE
1600 BROADWAY, SUITE 2200	EXECUTIVE VICE PRESIDENT
DENVER, COLORADO 80202	AND CHIEF FINANCIAL OFFICER 303-812-1663

FOR IMMEDIATE RELEASE

FOREST OIL UPDATES FOURTH QUARTER 2002 GUIDANCE
AND PROVIDES INITIAL 2003 GUIDANCE

DENVER, COLORADO—January 7, 2003—Forest Oil Corporation (Forest) (NYSE:FST) today announced an update of its fourth quarter 2002 guidance provided in its press release dated November 13, 2002 and initial 2003 guidance on selected matters. A discussion of the guidance and underlying assumptions follows:

Specific Assumptions and Risks Related to Price and Production Estimates

Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition, Forest's oil and gas prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Consequently, Forest's financial results and resources are highly influenced by this price volatility.

Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

The production, transportation and marketing of liquids and gas are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes and earthquakes, and numerous other factors. Forest's estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

Given these general limitations and those discussed below, the assumptions underlying Forest's revised forecast for the fourth quarter of 2002 and forecast for 2003 are set forth below:

Update of Fourth Quarter 2002 Guidance

Financial Forecast. Forest expects to meet the $77 million mid-point of the range previously given for fourth quarter 2002 EBITDA (earnings before extraordinary item, interest, taxes and depreciation and depletion). Forest expects its reported sales volumes to be at the low end of the range (385 - 415 MMcfe/d), but estimates that the effect of the lower volumes will be more than offset by lower cash costs and higher price realizations.

Forest estimates that the principal amount of long-term debt at December 31, 2002 was below the previous estimate of $740 million.

Initial 2003 Guidance

The estimates below are subject to the approval by Forest's Board of Directors of a budget for 2003.

Production. Forest estimates that 2003 production will be in the range of 150 - 175 BCFE.

Capital Expenditures. Forest estimates that 2003 capital expenditures will be in the range of $300 - 400 million.

* * *

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2001 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Alaska, Louisiana, Oklahoma, Texas, Utah, Wyoming and the Gulf of Mexico, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest please visit our website at www.ForestOil.com.

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        January 7, 2003

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  Exhibit 99.1